Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – October 31, 2019 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.3 million on revenue of $27.5 million for the third quarter ended September 29, 2019. For the third quarter of 2018, the Company reported operating income of $1.5 million on revenue of $20.3 million.

“Third quarter revenue increased 35% boosted by the contribution of Battery & Energy Products’ recent acquisition, Southwest Electronic Energy Corporation ('SWE'), and including 62% higher Communications Systems sales. These gains offset a decline in Battery & Energy’s core government/defense sales, reflecting timing of orders. Despite strong revenue growth, profitability was negatively impacted by late cycle product changes and rework in fulfilling a major award for Communications Systems, and the transition of several Battery & Energy new product development projects to high volume production. In addition, we continued to invest in engineering resources to support new product development projects that are designed to capture new diversified revenue streams,” said Michael D. Popielec, President and Chief Executive Officer. “As we near the end of 2019, we remain focused on delivering profitable growth in 2019 by continuing to fulfill Communications Systems’ vehicle amplifier adapter system orders in our backlog, solid SWE performance, and ongoing new product development projects in our end markets.”

Third Quarter 2019 Financial Results

Revenue was $27.5 million, an increase of $7.2 million, or 35.2%, compared to $20.3 million for the third quarter of 2018 reflecting the addition of SWE and higher Communications Systems sales. Overall, commercial sales increased 74.6% while government/defense sales decreased 3.8% from the 2018 period. Battery & Energy Products revenues were $22.6 million, compared to $17.3 million last year, reflecting the contribution of $7.2 million of SWE sales and a $0.3 million or 3.0% increase in core commercial sales. This was partially offset by a $2.3 million or 31.6% reduction in government/defense sales as the third quarter of 2018 included a large 5390 order which was completed in 2018 and the timing of sales to global defense primes. Communications Systems sales grew 61.6% to $4.9 million compared to $3.0 million for the same period last year primarily reflecting shipments of vehicle amplifier adapter systems to support the U.S. Army’s Network Modernization initiatives under the delivery orders announced in October 2018.

Gross profit was $7.9 million, or 28.6% of revenue, compared to $6.0 million, or 29.7% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 27.1%, compared to 27.2% last year, reflecting incremental costs associated with the transitioning of new products to higher volume production. Included in Battery & Energy Products’ gross margin was a negative 21 basis point impact of non-cash purchase accounting adjustments related to the acquisition of SWE. Communications Systems gross margin was 35.5%, compared to 44.0% last year, due primarily to late cycle product changes and rework relating to the vehicle amplifier adapter systems for the U.S. Army as well as sales mix.

Operating expenses were $6.6 million compared to $4.5 million last year reflecting the addition of SWE and a 32.1% increase in engineering and technology expenses for new product development and testing. Operating expenses were 23.8% of revenue compared to 22.3% of revenue for the year-earlier period.

Operating income was $1.3 million compared to $1.5 million last year, and operating margin was 4.8% compared to 7.4% last year.

Net income was $0.9 million or $0.06 per share, compared to net income of $1.4 million, or $0.09 per share, for the third quarter of 2018. As a result of reversing the allowance on deferred tax assets at year-end 2018, net income reflects an effective tax rate of 19.6% for the third quarter of 2019 compared to an effective tax rate of 5.7% for the year-earlier quarter.

Adjusted EPS was $0.07 for the third quarter of 2019 compared to $0.09 for the third quarter of 2018. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges of $0.2 million for U.S. taxes which will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

		December 31,
	September 29, 2019	2018 As Adjusted (1)
ASSETS
Current Assets:
Cash	$7,089	$25,934
Trade Accounts Receivable, Net	26,573	16,015
Inventories, Net	32,396	22,843
Prepaid Expenses and Other Current Assets	2,949	2,368
Total Current Assets	69,007	67,160

Property, Equipment and Improvements, Net	22,599	10,744
Goodwill	26,373	20,109
Other Intangible Assets, Net	9,683	6,504
Deferred Income Taxes, Net	13,556	15,444
Other Non-Current Assets	2,086	887
Total Assets	$143,304	$120,848
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$10,451	$9,919
Current Portion of Long-Term Debt	1,326	-
Accrued Compensation and Related Benefits	1,534	1,494
Accrued Expenses and Other Current Liabilities	4,962	3,973
Total Current Liabilities	18,273	15,386
Long-Term Debt	16,257	-
Deferred Income Taxes	504	591
Other Non-Current Liabilities	1,419	408
Total Liabilities	36,453	16,385

Shareholders' Equity:
Common Stock	2,025	2,005
Capital in Excess of Par Value	183,995	182,630
Accumulated Deficit	(54,456)	(58,035)
Accumulated Other Comprehensive Loss	(3,471)	(2,786)
Treasury Stock	(21,231)	(19,266)
Total Ultralife Equity	106,862	104,548
Non-Controlling Interest	(11)	(85)
Total Shareholders’ Equity	106,851	104,463

Total Liabilities and Shareholders' Equity	$143,304	$120,848

(1)

Effective January 1, 2019, the Company adopted Accounting Standards Codification Topic 842 (ASC 842), Leases. Pursuant to ASC 842, lease liabilities and right-of-use assets for the Company’s operating leases have been recognized on the consolidated balance sheet. Lease liabilities are recorded as other current and other noncurrent liabilities. Right-of-use assets are recorded as other noncurrent assets. For comparability, the Company has elected to recast the prior year comparative period to recognize the effects of ASC 842 including the recognition to equity of a $71 cumulative effect adjustment.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 29,	September 30,	September 29,	September 30,
	2019	2018	2019	2018
Revenues:
Battery & Energy Products	$22,578	$17,289	$58,876	$52,344
Communications Systems	4,915	3,041	16,896	13,919
Total Revenues	27,493	20,330	75,772	66,263

Cost of Products Sold:
Battery & Energy Products	16,461	12,587	42,694	37,680
Communications Systems	3,171	1,702	11,268	8,710
Total Cost of Products Sold	19,632	14,289	53,962	46,390

Gross Profit	7,861	6,041	21,810	19,873

Operating Expenses:
Research and Development	2,029	1,099	4,652	3,417
Selling, General and Administrative	4,526	3,442	12,262	10,968
Total Operating Expenses	6,555	4,541	16,914	14,385

Operating Income	1,306	1,500	4,896	5,488

Other Expense (Income)	160	(21)	301	27
Income Before Income Tax Provision	1,146	1,521	4,595	5,461

Income Tax Provision	225	86	942	219

Net Income	921	1,435	3,653	5,242

Net Income Attributable to Non-Controlling Interest	23	27	74	57

Net Income Attributable to Ultralife Corporation	$898	$1,408	$3,579	$5,185

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.06	$.09	$.23	$.33

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.06	$.09	$.22	$.32

Weighted Average Shares Outstanding – Basic	15,785	15,952	15,756	15,859

Weighted Average Shares Outstanding – Diluted	16,162	16,523	16,138	16,407

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to U.S. GAAP financial measures. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	September 29, 2019			September 30, 2018
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$898	$.06	$.06	$1,408	$.09	$.09
Deferred Tax Provision	165	.01	.01	18	-	-
Adjusted Net Income	$1,063	$.07	$.07	$1,426	$.09	$.09

Weighted Average Shares Outstanding		15,785	16,162		15,952	16,523

	Nine-Month Period Ended
	September 29, 2019			September 30, 2018
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$3,579	$.23	$.22	$5,185	$.33	$.32
Deferred Tax Provision	801	.05	.05	54	-	-
Adjusted Net Income	$4,380	$.28	$.27	$5,239	$.33	$.32

Weighted Average Shares Outstanding		15,756	16,138		15,859	16,407

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. GAAP financial measures. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under U.S. GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018

Net Income Attributable to Ultralife Corporation	$898	$1,408	$3,579	$5,185
Adjustments:
Interest and Financing Expense, Net	220	13	339	67
Income Tax Provision	225	86	942	219
Depreciation Expense	586	496	1,548	1,476
Amortization of Intangible Assets and Financing Fees	160	106	404	327
Stock-Based Compensation Expense	159	363	519	707
Non-Cash Purchase Accounting Adjustments	59	-	264	-
Adjusted EBITDA	$2,307	$2,472	$7,595	$7,981

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

LHA

Jody Burfening

(212) 838-3777

jburfening@lhai.com